Exhibit 10.3

REALOGY CORPORATION

2006 EQUITY AND INCENTIVE PLAN

AWARD AGREEMENT – RESTRICTED STOCK UNITS

Award Agreement (this “Agreement”), dated as of August 1, 2006, by and between Realogy Corporation, a Delaware corporation (the “Company”), and the grantee indicated on Exhibit A attached hereto (the “Grantee”), pursuant to the terms and conditions of the Realogy Corporation 2006 Equity and Incentive Plan (the “Plan”)

In consideration of the provisions contained in this Agreement, the Company and the Grantee agree as follows:

1. The Plan. The Award granted to the Grantee hereunder is pursuant to the Plan. A copy of the Plan and a prospectus for the Plan are attached hereto and the terms of the Plan are hereby incorporated in this Agreement. Terms used in this Agreement which are not defined in this Agreement shall have the meanings used or defined in the Plan.

2. Award. Concurrently with the execution of this Agreement, subject to the terms and conditions set forth in the Plan and this Agreement, the Company hereby grants the Award indicated on Exhibit A attached hereto (the “Award”) to the Grantee.

Upon the vesting of the Award, as described in Section 3 below, the Company shall deliver for each Restricted Stock Unit that becomes vested, one share of Stock; provided, however, that the Grantee shall remain required to remit to the Company such amount that the Company determines is necessary to meet all required minimum withholding taxes.

3. Schedule of Lapse of Restrictions. Subject to Paragraph 4 below, the Restricted Stock Units granted hereunder shall vest in the manner set forth on Exhibit A attached hereto, subject to the Grantee’s continuous employment with the Company through each respective vesting date. Upon (i) a “Change in Control”, (ii) the Grantee’s termination of employment by reason of death or Disability or (iii) if applicable, such other event as set forth in the Grantee’s written agreement of employment with the Company, the Award shall become immediately and fully vested, subject to any terms and conditions set forth in the Plan and/or imposed by the Committee.

4. Termination of Employment. Notwithstanding any other provision of the Plans to the contrary, upon the termination of the Grantee’s employment with the Company and its subsidiaries for any reason whatsoever (other than death or Disability), the Award, to the extent not yet vested, shall immediately and automatically terminate.

5. No Assignment. This Agreement (and the Award) may not be assigned by the Grantee by operation of law or otherwise.

6. No Rights to Continued Employment; Loss of Office. Neither this Agreement nor the Award shall be construed as giving the Grantee any right to continue in the employ of the Company or any of its subsidiaries, or shall interfere in any way with the right of the Company to terminate such employment. Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, for purposes of the Plan and the Award, a termination of employment shall be deemed to have occurred on the date upon which the Grantee ceases to perform active employment duties for the Company following the provision of any notification of termination or resignation from employment, and without regard to any period of notice of termination of employment (whether expressed or implied) or any period of severance or salary continuation. Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, the Grantee shall not be entitled (and by accepting an Award, thereby irrevocably waives any such (entitlement), by way of compensation for loss of office or otherwise, to any sum or other benefit to compensate the Grantee for the loss of any rights under the Plan as a result of the termination or expiration of an Award in connection with any termination of employment. No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of Realogy Corporation or any of its subsidiaries.

7. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware, without effect to the conflicts of laws principles thereof.

8. Tax Obligations. As a condition to the granting of the Award and the vesting thereof, the Grantee agrees to remit to the Company or any of its applicable subsidiaries such sum as may be necessary to discharge the Company’s or such subsidiary’s obligations with respect to any tax, assessment or other governmental charge imposed on property or income received by the Grantee pursuant to this Agreement and the Award. Accordingly, the Grantee agrees to remit to the Company or an applicable subsidiary any and all required minimum withholding taxes. Such payment shall be made to the Company or any applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its sole discretion.

9. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company, or the Company, Attention: General Counsel, or such other address as the Company may designate in writing to the Grantee.

10. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

12. Authority. The Compensation Committee of the Board of Directors of Realogy Corporation shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive on all parties.

13. Rights as a Stockholder. The Grantee shall have no rights as a stockholder of the Company with respect to any shares of common stock of Realogy Corporation underlying or relating to any Award until the issuance of a stock certificate to the Grantee in respect of such Award.

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

REALOGY CORPORATION

By:
Henry R. Silverman Chairman and Chief Executive Officer